Exhibit 10.31

[                    ]

BY HAND DELIVERY

[                            ]

Cubist Pharmaceuticals, Inc.

65 Hayden Avenue

Lexington, MA  02421

Re:  Retention Letter

Dear [                   ]:

You are a highly valuable employee of Cubist Pharmaceuticals, Inc. (including any successor organizations, “Cubist”).  Cubist wishes to retain you as an employee, and is therefore willing to make certain commitments in order to induce you to remain an employee.  This letter will confirm the agreement between you and Cubist (“Agreement”) in that regard.  The Agreement is as follows:

1.             Definitions.  For the purposes of this Agreement, the following definitions apply:

(a)                                  “Cause” means: (i) you commit of an act of dishonesty, fraud or misrepresentation in connection with your employment; (ii) you are convicted of, or plead nolo contendere to, a felony or a crime involving moral turpitude; (iii) you breach any material obligation under your Proprietary Information and Inventions Agreement or Cubist’s Code of Conduct and Ethics; (iv) you engage in substantial or continuing inattention to or neglect of your duties and responsibilities reasonably assigned to you by Cubist; (v) you engage in substantial or continuing acts to the detriment of Cubist or inconsistent with Cubist’s policies or practices; or (vi) you fail to carry out the reasonable and lawful instructions of your supervisor or the Cubist Board of Directors that are consistent with your duties.

(b)                                 “Good Reason” means: (i) the failure of Cubist to employ you in your current or a substantially similar position, without regard to title, such that your duties and responsibilities are materially diminished without your consent (ii) a material reduction in your total target cash compensation  without your consent (unless such reduction is in connection with a proportional reduction in compensation to all or substantially all of Cubist’s employees); or (iii) a relocation of your primary place of employment more than 35 miles from your current site of employment without your consent; provided however, if any of these conditions occur, you are required to provide notice of any such condition to Cubist’s Board of Directors within 60 days of the initial occurrence of the condition, and Cubist will then have 30 days to remedy the condition, prior to the existence of such condition being deemed to be “Good Reason.

(c)                                  a “Change of Control” occurs: (i) when any person or entity other than Cubist or one of its subsidiaries becomes the owner more than  fifty percent (50%) of Cubist’s common stock or (ii) upon the effective date of an agreement of acquisition, merger, or consolidation that has been approved by Cubist’s stockholders and that contemplates that all or substantially all of the business and/or assets of Cubist shall be owned or otherwise controlled by another person or entity upon the effective date of such agreement.

(d)                                 “Bonus” shall mean the greater of either (i) the current year target annual bonus amount or (ii) the previous year’s actual bonus amount.

2.                                       Severance.  (a) Except as set forth in Section 2(b) below, in the event that your employment is terminated by Cubist for any reason other than for Cause, then, following receipt by Cubist of your signed release as more fully described in Section 7 below, Cubist shall pay you an amount equal to eighteen (18) months of your then-current base salary, with such payment to be made in twelve (12) equal semi-monthly installments.

(b) In the event that, within twenty-four (24) months after a Change of Control, your employment is terminated either (i) by Cubist for any reason other than for Cause or (ii) by you for Good Reason, then Cubist shall make a one-time, lump-sum payment to you equal to eighteen (18) months of your then current base salary plus Bonus on the later of (i) your termination date or (ii) the eighth day following receipt by Cubist of your signed release.

Notwithstanding any other provision with respect to the timing of payments under this Section 2, in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), any payment or portion thereof, to which you are entitled under this Section 2 which is not exempt from the application of Section 409A’s “six month delay” provision (in Cubist’s sole discretion), shall be withheld until the first business day of the seventh month following your termination. At such time, you shall be paid the remaining balance otherwise owed to you under this Section 2 in a lump sum.

3.                                       Withholding.  All payments made by Cubist under this Agreement shall be reduced by any tax or other amounts required to be withheld by Cubist under applicable law.

4.                                       Medical and Dental Benefits.  In the event that your employment is terminated by Cubist for any reason other than for Cause, or by you for Good Reason within twenty four (24) months after a Change of Control, then Cubist will maintain your medical and dental insurance coverage for a period of up to eighteen (18) months after the month in which your employment terminates, provided that you pay the employee portion for such coverage by making a payment to Cubist during the first five (5) days of any month in which you elect to continue such coverage.  Except for any right you have to continue participation in Cubist’s group health and dental plans as provided herein or under the federal law known as “COBRA,” all employee benefits shall terminate in accordance with the terms of the applicable benefit plans as of the date of termination of your employment. The “qualifying event” under COBRA, which triggers your right to continue your health insurance post employment, shall be deemed to have occurred on your termination date.

5.                                       Equity Acceleration.  In the event that, within twenty-four (24) months after a Change of Control, your employment is terminated either (i) by Cubist for any reason other than for Cause or (ii) by you for Good Reason, then all outstanding unvested stock options and/or restricted stock awards granted to you under any Cubist equity plan prior to the Change of Control shall become exercisable and vested in full, and all restrictions thereon shall lapse, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such options or awards, and Cubist and you hereby agree that such stock option agreements and restricted stock awards are hereby, and will be deemed to be, amended to give effect to this provision.

6.                                       No Contract of Employment.  This Agreement is not a contract of employment for a specific term, and your employment is “At Will” and may be terminated by Cubist at any time.

7.                                       Employee Release.  Any obligation of Cubist to provide you severance payments or other benefits under this Agreement is expressly conditioned upon your reviewing and signing (and not revoking during any applicable revocation period) a general release of claims in a form reasonably satisfactory to Cubist within the time period specified in such release.  Cubist shall provide you with the general release promptly after the date on which you give or receive, as the case may be, notice of termination of your employment.

8.                                       Assignment.  You shall not make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of Cubist.  Cubist may assign its rights and obligations under this Agreement without your consent. This Agreement shall inure to the benefit of and be binding upon you and Cubist, and each of our respective successors, executors, administrators, heirs and permitted assigns, including any organization involved in a Change of Control.

9.                                       Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision hereof shall be valid and enforceable to the fullest extent permitted by law.

10.                                 Miscellaneous.  This Agreement will commence on the date hereof and will expire three (3) years from the date hereof, unless Cubist experiences a Change of Control prior to the expiration of the term of this Agreement, in which case this Agreement will expire on the later of: (a) three (3) years from the date hereof or (b) two (2) years from the date of the closing of such Change of Control.  This Agreement sets forth the entire agreement between you and Cubist in connection with the subject matter hereof, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof, other than any obligations set forth in your employee confidentiality agreement with Cubist, which obligations shall remain in full force and effect.  In consideration of the benefits provided to you hereunder, you agree that, in the event of your termination from Cubist, such benefits shall be in complete satisfaction of any and all obligations that Cubist may have to you.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of Cubist.  This Agreement may be executed in two counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws principles, and all disputes hereunder shall be adjudicated in the courts of the Commonwealth of Massachusetts, to whose personal jurisdiction you hereby consent.

If the foregoing is acceptable to you, please sign both copies of this letter in the space provided, at which time this letter will take effect as a binding agreement between you and Cubist.  Please keep one original for your records and return one original to me.

Cubist Pharmaceuticals, Inc.

By:
Michael W. Bonney
Date:

Accepted and Agreed:

By:
Name:
Date:

Retention Letter Details

The Retention Letters between Cubist and Lindon M. Fellows, David W.J. McGirr, and Robert J. Perez are each dated October 9, 2007

The Retention Letter between Cubist and Steven C. Gilman is dated August 11, 2008

The Retention Letter between Cubist and Tamara L. Joseph is dated October 30, 2008

The Retention Letter between Cubist and Gregory Stea is dated February 12, 2009

The Retention Letter between Cubist and Santosh Vetticaden is dated July 17, 2009